EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

CADENCE FINANCIAL CORPORATION

The following restated Articles of Incorporation of Cadence Financial Corporation, which were unanimously approved by the Board of Directors, are hereby submitted for adoption by the shareholders pursuant to the provisions of the Mississippi Business Corporation Act: Mississippi Code Section 79-4-1.01 et seq. (“The Act”).

1. The name of the corporation is Cadence Financial Corporation (the “Corporation”).

2. The address of the Corporation’s registered office is 301 East Main Street, Starkville, Mississippi 39759, and the name of its registered agent at that address is Lewis F. Mallory, Jr.

3. The name and address of the incorporator is Hunter M. Gholson, 710 Main Street, Columbus, Mississippi 39701.

4. The principal purpose for which the Corporation is organized is to exercise all powers of a financial holding company which is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and to engage in any and all lawful activities permitted for such a financial holding company under the laws of Mississippi and the United States.

5. The maximum number of shares, which the Corporation shall have authority to issue, is fifty million (50,000,000) shares of common stock, each of which shall have a par value of One United States Dollar ($1.00), (the “Capital Stock”).

6. The shares and other securities of the Corporation may be issued for valid corporate purposes upon authorization by the Board of Directors and no shareholder shall have any preemptive rights to purchase or subscribe for shares or other securities of the Corporation.

7. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding Capital Stock of the Corporation is required to authorize (a) a merger or consolidation of the Corporation with, or (b) a sale, exchange or lease of twenty-five per cent (25%) or more of the assets of the Corporation to, any person or entity unless approval of such proposed transaction is recommended by at least a majority of the entire Board of Directors. The affirmative vote of the holders of not less than seventy-five per cent (75%) of the outstanding Capital Stock is required to amend or repeal this Article.

8. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding capital stock of the Corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of such stock held by shareholders other than the controlling party (as hereafter defined) shall be required for the approval or authorization of any merger, consolidation, reverse stock split, sale, exchange or lease of twenty-five percent (25%) or more of the assets of the corporation or its stock. “Controlling Party” is defined as any shareholder or other person who owns or controls twenty percent (20%) or more of the Corporation’s Capital Stock at the time of the proposed transaction. However, these super majority requirements shall not apply to any transaction which shall have been approved by a majority of the Continuing Directors. The term “Continuing Director” is defined as any incumbent member of the Board of Directors who is not a Controlling Party or in any manner affiliated or associated with or a representative of a Controlling Party and such person’s nomination for election was recommended or approved by the Nominating and Corporate Governance Committee and a majority of the incumbent directors at the time of such nomination.

9. The Board of Directors shall consider all factors which it deems relevant in evaluating any proposed tender offer or exchange offer for the Corporation or any subsidiary’s stock, any proposed merger or consolidation of the Corporation or a subsidiary with or into another entity and any proposal to purchase or otherwise acquire all or substantially all of the assets of the Corporation or any subsidiary. The Board of Directors

26

shall evaluate whether the proposal is in the best interest of the Corporation and its subsidiaries by considering the best interest of the stockholders and other factors which the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the Corporation and any subsidiary. The Board of Directors shall evaluate the consideration being offered to the stockholders in relation to the then current market value of the corporation or any subsidiary in a freely negotiated transaction, and the Board of Directors’ estimate of the future value of stock of the corporation or any subsidiary as an independent entity. The affirmative vote of not less than seventy-five percent (75%) of the outstanding Capital Stock of the corporation is required to amend or repeal this Article.

10. A director may only be removed for cause which is defined as: “conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of the office, or conduct prejudicial to the interests of the Corporation,” by the affirmative vote of a majority of the entire Board of Directors of the Corporation or by the affirmative vote of stockholders representing the majority of the shares of outstanding Capital Stock. Stockholders may only remove a director for cause and only after service of specific charges, adequate notice and full opportunity to refute the charges.

11. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for assenting to unlawful distributions as described in Section 79-4-8.33 of the Act.

In the event any litigation is brought against a director of the Corporation, authorization is hereby given to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay such expenses, unless it shall be finally determined by the corporation that the director is not entitled to indemnification for one of the reasons set forth above in this Article.

12. The Board of Directors of the Corporation shall consist of a maximum of twenty-five (25) persons. Election of directors shall take place at the annual meeting of stockholders, with each director to serve a one-year term. The number of directors shall be fixed within the above-stated limit from time to time by resolution duly adopted by the Board of Directors.

The number of directors may be changed from the maximum of twenty-five (25) by amending this provision. To enact such amendment, the Board of Directors must adopt a resolution setting forth the proposed amendment, declare its advisability and call a meeting of stockholders to vote upon the amendment. The affirmative vote of the holders of not less than seventy-five per cent (75%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article 12.

13. Any vacancies on the Board of Directors, however occurring, shall be filled by the affirmative vote of a majority of the remaining incumbent directors, even if they constitute fewer than needed for a quorum to transact regular business.

14. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders shall not have a right to cumulate their votes for directors.

15. The Board of Directors shall have the right to alter, amend or repeal the Bylaws of the Corporation by affirmative vote of a majority of its members. The Shareholders shall also have authority to amend, alter or repeal the Bylaws by affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Capital Stock of the Corporation.

16. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders in person or by proxy at such a meeting duly called and noticed as provided in the Bylaws of the Corporation then in effect and upon compliance with all applicable regulatory provisions. Such action may not be taken by a written consent of stockholders pursuant to the Act.

27

17. The Corporation shall, to the fullest extent permitted by the Act (as it is constituted at the time), indemnify any and all persons whom it shall have authority to indemnify under the Act from and against any and all of the expenses, liabilities or other matters referred to in the indemnity provisions of the Act, and the indemnification provided for in this Article shall not be deemed exclusive of any other rights to which those so indemnified may be entitled under any Bylaw, agreement, vote of shareholders or vote of disinterested directors or otherwise. Such indemnity shall apply to action in an official capacity or in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

These Restated Articles of Incorporation were adopted by the shareholders in the manner prescribed by law and applicable regulatory authority on June 20, 2006.

CADENCE FINANCIAL CORPORATION

By:	/s/ Hunter M. Gholson
Hunter M. Gholson
Its Secretary

28